Exhibit 10.3
Execution Version
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
ASSET PURCHASE AGREEMENT
by and between
CYPRESS BIOSCIENCE, INC.
and
MARINA BIOTECH, INC.
dated as of August 25, 2010

i

i

ii

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is made and entered into as of August 25, 2010, by and between Cypress Bioscience, Inc., a Delaware corporation (“Buyer”), and Marina Biotech, Inc., a Delaware corporation (“Seller”).
RECITAL
     WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below).
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Defined Terms. Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.
     1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase, “and/or”; and (f) the term “including” means “including without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under U.S. Generally Accepted Accounting Principles, consistently applied.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
     2.1 Purchase and Sale of Assets.
          (a) Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest, as of the Closing, in and to the Purchased Assets.
          (b) Notwithstanding anything contained in this Agreement to the contrary, (i) from and after the Closing, Seller shall retain all of its right, title and interest in and to the Excluded Assets, and (ii) Seller may retain an archival copy of all Assumed Contracts, Books and Records (excluding any financial data relating to the Purchased Assets and the Business), and Product Data (subject to Seller’s confidentiality obligations pursuant to Section 10.1 hereof).

     2.2 Transition Services. For three (3) months following the Closing, Seller shall provide to Buyer, at no additional cost to Buyer, up to an aggregate of [...***...] of consulting services, such consulting services to be provided by [...***...]and [...***...] following the Closing. The services shall be provided upon the reasonable request of Buyer during normal business hours.
     2.3 Assignability and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Purchased Asset is (a) prohibited by any applicable Law or (b) would require any consents, waivers, approvals, authorizations of or notices to a third Person or Governmental or Regulatory Authority and such consents, waivers, approvals, authorizations or notices shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset; provided that nothing in this Section 2.3 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article 10 have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, the Parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such consents, waivers, approvals, authorizations or notices. Pending such consents, waivers, approvals, authorizations or notices, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. Once consent, waiver, approval, authorization or notice for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained or given, Seller shall assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer.
ARTICLE 3
ASSUMPTION OF ASSUMED LIABILITIES
     Subject to the terms and conditions of this Agreement, as of the Closing Date, Buyer will deliver the Assignment and Assumption Agreement to Seller pursuant to which Buyer agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for the Assumed Liabilities subject to and in accordance with their respective terms and conditions. Except with respect to the Assumed Liabilities, Buyer shall not assume and shall not in any way be responsible for any of the debts, liabilities, or obligations of Seller.
ARTICLE 4
PURCHASE PRICE AND PAYMENT
     4.1 Purchase Price. As consideration for the Purchased Assets and Seller’s full and faithful performance of all of its obligations hereunder, Buyer shall:
          (a) pay to Seller at the Closing in cash by wire transfer of immediately available funds a payment of Seven Hundred Fifty Thousand U.S. Dollars (U.S.$750,000);

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          (b) pay to Seller on the First Milestone in cash by wire transfer of immediately available funds a payment of [...***...];
          (c) pay to Seller on the Second Milestone in cash by wire transfer of immediately available funds a payment of [...***...];
          (d) if and only if the payment for the Second Milestone had not been made, pay to Seller on the Third Milestone in cash by wire transfer of immediately available funds a payment of [...***...];
          (e) pay to Seller on the Fourth Milestone in cash by wire transfer of immediately available funds a payment of [...***...];
          (f) if any only if the payment for the Fourth Milestone has not been made, pay to Seller on the Fifth Milestone in cash by wire transfer of immediately available funds a payment of [...***...];
          (g) pay to Seller any Royalties due pursuant to Section 4.2(a) (with the payments made under Sections 4.1(a), (b), (c), (d), (e), (f) and (g) the “Purchase Price”); and
          (h) at the Closing, assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.
     For purposes of this Section 4.1: (v) “First Milestone” means [...***...]; (w) “Second Milestone” means [...***...]; (x) “Third Milestone” means [...***...]; (y) “Fourth Milestone” means [...***...]; and (z) “Fifth Milestone” means [...***...]. For clarity, Buyer shall never have to pay both the Second and the Third Milestones or both the Fourth and the Fifth Milestones as the payment of the Third Milestone and the Fifth Milestone are only due if [...***...].
     4.2 Royalties.
          (a) In addition to the payment of the Purchase Price, Buyer shall pay to Seller a running royalty at the rate of [...***...] of Net Sales (the “Royalties”) during the Royalty Term (as defined below).
          (b) The royalty payment obligation under Section 4.2(a) shall apply, on a country-by-country and Product-by-Product basis in the Territory, during the period of time beginning upon the First Commercial Sale of such Product in such country, and ending upon the earlier of: (i) the expiration of the last-to-expire Valid Claim of a Patent in the Intellectual Property covering the use, import, manufacture, sale or offer for sale of such Product in such country; and (ii) the date on which the first sale of a Generic Product takes place in such country (such period, the “Royalty Term”).
          (c) (i) If it is necessary for Buyer or its licensee to obtain a license to know-how or patents from any Third Party that claim or cover the composition of matter, manufacture, use, handling, storage, sale or other disposition of a particular Product in a particular country in the Territory in order for Buyer or its licensee to develop, manufacture or commercialize such Product in such country in the Territory and Buyer or its licensee pays such Third Party any up-front fee, milestone, royalty, or other payment in consideration of obtaining such license (each, a “Third Party Payment”), then (subject to clause (iii) of this paragraph (c)) Buyer shall have the right to deduct from milestone payments due Seller as part of

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the Purchase Price under Section 4.1 and royalty payments due Seller for Net Sales of such Product in such country under Section 4.2(a), [...***...] of any such Third Party Payments made by Buyer.
               (ii) If Buyer or its licensee incurs costs in connection with an interference declared with regard to a Patent included in the Intellectual Property, including any settlement or attorneys’ fees related thereto (“Third Party Interference Costs”), then (subject to clause (iii) of this paragraph (c)) Buyer shall have the right to deduct from milestone payments due Seller as part of the Purchase Price under Section 4.1 and royalty payments due Seller for Net Sales of such Product under Section 4.2(a), [...***...] of any such Third Party Interference Costs paid by Buyer; provided, however, that the aggregate amount of Third Party Interference Costs which may be deducted pursuant to this clause (ii) shall not exceed [...***...].
               (iii) Notwithstanding the provisions of clauses (i) and (ii) of this paragraph (c), in no event shall the permitted deductions cause either (A) any milestone payment or (B) any royalty amount payable to Seller for Net Sales in any particular country in any particular calendar quarter to be reduced by more than [...***...] of the milestone payment that would otherwise be payable to Seller or the royalty amounts that would otherwise be payable for Net Sales in such country in such period; provided, however, that (subject to the limitations of this clause (iii)) Buyer may deduct from future milestone payments and from royalty payments for Net Sales in such country in future calendar quarters any amounts that it was previously unable to deduct due to such limitations.
          (d) During the Royalty Term, within [...***...] days after the end of each calendar quarter, Buyer shall deliver to Seller a report containing the following information for the prior calendar quarter: (i) the gross sales associated with each Product sold by Buyer and its Affiliates or licensees; (ii) a calculation of Net Sales of each Products that are sold by Buyer, its Affiliates and (if applicable) its licensees; and (iii) a calculation of payments due to Seller with respect to the foregoing. Concurrent with these reports, Buyer shall remit to Seller any royalty payment due for the applicable calendar quarter. If no royalties are due to Seller for such reporting period, the report shall so state.
          (e) Net Sales made in currencies other than dollars will be converted into dollars using the closing exchange rates reported in The Wall Street Journal (U.S., Western Edition) on the last business day of the applicable calendar quarter.
          (f) All payments due hereunder shall be made by wire transfer of immediately available funds into an account designated by Seller.
          (g) Buyer will maintain complete and accurate records in sufficient detail to permit Seller to confirm the accuracy of the calculation of payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination at the expense of Seller, and not more often than once each calendar year, by an independent certified public accountant (“Independent Accountant”) selected by Seller and reasonably acceptable to Buyer, for the sole purpose of verifying the accuracy of the financial reports or payments furnished by Buyer pursuant to this Agreement. Any such auditor shall not disclose to Seller Buyer’s Confidential Information. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the date of delivery of the accountant’s report. Seller shall bear the full cost of such audit unless such audit discloses an underpayment by Buyer of more than five percent (5%) of the amount due, in which case Buyer shall bear the full cost of such audit.

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     4.3 Purchase of Product Materials. On the Closing Date, Buyer shall take title to all Product Materials.
     4.4 Payment of Sales, Use and Other Taxes. Seller shall be responsible for all sales, use, transfer, value added, documentary and other related Taxes, if any, arising out of the sale of the Purchased Assets to Buyer pursuant to this Agreement (including Taxes on Seller’s income) (collectively, the “Transaction Taxes”). Buyer and Seller agree to cooperate to determine the amount of any Transaction Taxes payable in connection with the transfer of the Purchased Assets under this Agreement. Buyer and Seller agree to assist each other, to the extent reasonably necessary and appropriate, in the preparation and filing of any and all required Tax Returns related to Transaction Taxes. Buyer hereby waives compliance by Seller with the provisions of the bulk transfer laws of any state.
     4.5 Allocation of Purchase Price.
          (a) The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). The Allocation shall be delivered by Purchaser to Seller within sixty (60) days after the Closing Date. Seller and Buyer shall work in good faith to resolve any disputes relating to the Allocation within twenty (20) days. If Seller and Buyer are unable to amicably resolve any such dispute, such dispute shall be resolved promptly by an Independent Accountant agreed upon by the parties, such agreement not to be unreasonably withheld or delayed, the costs of which shall be borne equally by Seller and Purchaser.
          (b) If the Purchase Price is adjusted pursuant to Sections 4.1, 4.2 or 8.10 or Article 9, the Allocation shall be adjusted in a manner consistent with Section 1060 of the Code. However, if the Parties are unable to amicably agree on such adjustment, such dispute shall be resolved promptly by an Independent Accountant agreed upon by the parties, such agreement not to be unreasonably withheld or delayed, the costs of which shall be borne equally by Buyer and Seller.
          (c) Buyer and Seller agree (i) to report the sale of the Purchased Assets for federal and state Tax purposes in accordance with the Allocation and (ii) not to take any position inconsistent with such Allocation on any of their respective Tax Returns.
     4.6 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment, provided that (x) such amount is promptly paid for and on behalf of Seller to the appropriate tax authorities and (y) Buyer furnishes Seller with official tax receipts or other appropriate evidence of payment issued by the appropriate tax authorities. To the extent that amounts are so withheld and paid, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE 5
CLOSING
     5.1 Time and Place. The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place on the date hereof at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130 unless another time or place shall be agreed to by the Parties.
     5.2 Deliveries at Closing.
          (a) Closing Deliveries by Seller.
     At the Closing, Seller shall deliver or cause to be delivered to Buyer:
          (i) a certified copy of the Certificate of Incorporation of Seller;
          (ii) a certificate, executed by an executive officer of Seller, attaching a certified copy of the resolutions of the Board of Directors of Seller approving the transactions contemplated hereby; and
          (iii) an intellectual property assignment, substantially in the form of Exhibit B hereto, assigning to Buyer all right, title and interest of Seller in the Intellectual Property (the “Intellectual Property Assignment Agreement”);
          (iv) an assignment and assumption agreement, substantially in the form of Exhibit C hereto, pursuant to which Buyer agrees to assume, satisfy, perform, pay, discharge and otherwise be responsible for the Assumed Liabilities (the “Assignment and Assumption Agreement”); and
          (v) a bill of sale, substantially in the form of Exhibit D hereto, transferring all rights of Seller in and to the Purchased Assets, including the Assumed Contracts, to Buyer (the “Bill of Sale”);
          (vi) such instruments of assignment and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect Seller’s assignment to Buyer of all rights of Seller in and to the Purchased Assets, including the Assumed Contracts, in accordance with the terms of this Agreement and the Bill of Sale; and
          (vii) completed and executed copies of the documents referred to in Section 8.10(d).
          (b) Closing Deliveries by Buyer.
     At the Closing, Buyer shall deliver or cause to be delivered to Seller:
          (i) the Intellectual Property Assignment Agreement;
          (ii) the Assignment and Assumption Agreement;
          (iii) the Bill of Sale;

          (iv) such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be reasonably necessary to effect Buyer’s assumption of the Assumed Liabilities in accordance with the terms of this Agreement and the Assignment and Assumption Agreement; and
          (v) a certificate, executed by an executive officer of Buyer, attaching a certified copy of the resolutions of the Board of Directors of Buyer approving the transactions contemplated.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule referencing the appropriate Section or Sections hereof as shall be supplied by Seller to Buyer and dated as of the date hereof (the “Seller Disclosure Schedule”), as follows:
     6.1 Organization, Etc.
     Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority (a) to conduct the Business in the manner in which it is currently being conducted, and (b) to own and use the Purchased Assets in the manner in which such assets are currently owned and used. Seller does not have any subsidiaries, direct or indirect, which own or control or otherwise have any rights with respect to the Purchased Assets.
     6.2 Authority; Binding Nature. Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and the other Transaction Documents and to carry out the transactions and perform the obligations contemplated hereby. Each of this Agreement and the other Transaction Documents to which Buyer is a party has been duly and validly authorized, executed and delivered by Seller and, when executed and delivered by Buyer, will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     6.3 Non-Contravention; Consents. The execution, delivery and performance of this Agreement and each of the other Transaction Documents and the sale of the Purchased Assets to Buyer do not and will not contravene, conflict with or result in a violation of any (a) Laws applicable to the Purchased Assets, any Assumed Contract or the Business; (b) any provision of any Assumed Contract; (c) any of the provisions of Seller’s organizational documents or any resolution adopted by Seller’s Board of Directors (or any committee thereof) or stockholders; or (d) any material agreement or other material instrument or arrangement to which Seller is subject. No consent, order, authorization, approval, declaration or filing, including with or from the stockholders of Seller or with or from any Governmental or Regulatory Authority, is required on the part of Seller for or in connection with the execution, delivery or performance of this Agreement and each of the other Transaction Documents, and the purchase by Buyer of the Purchased Assets.

     6.4 Purchased Assets. The Purchased Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets owned by Seller and used by Seller exclusively to conduct the Business.
     6.5 Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, including the Product Materials, free and clear of all Encumbrances, and Seller has not received any written notice of any adverse claim asserting ownership of any Purchased Asset. The execution, delivery and performance by Seller of this Agreement and the sale of the Purchased Assets to Buyer will not result in the imposition of any Encumbrance on the Purchased Assets.
     6.6 Assumed Contracts.
          (a) Section 6.6 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller is a party that relates exclusively to Purchased Assets.
          (b) (i) Seller is not presently in violation or breach of, and has not declared or committed any default under and, to the Knowledge of Seller, no Person is presently in violation or breach of, or has declared or committed any default under, any Assumed Contract, (ii) Seller has not received any written notice regarding any breach of, or default under, any Assumed Contract, (iii) no event has occurred, and no circumstance or condition exists (including the Closing of the transactions contemplated by this Agreement), that would give any Person the right to cancel, terminate or modify any Assumed Contract, and (iv) each Assumed Contract sets forth the entire agreement and understanding between Seller and the other parties thereto and is valid, binding and in full force and effect. Seller has made available to Buyer complete and correct copies of all Assumed Contracts.
     6.7 Intellectual Property Rights.
          (a) Section 6.7(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property.
          (b) Seller owns good and marketable title in and to all of the Intellectual Property (including the Registered Intellectual Property and other Intellectual Property set forth on Section 6.7(a) of the Seller Disclosure Schedule), free and clear of all Encumbrances other than Permitted Encumbrances.
          (c) All documents and instruments necessary to perfect the rights of Seller in the Patents included in the Intellectual Property have been validly executed, delivered or filed in a timely manner with the appropriate Governmental or Regulatory Authorities.
          (d) Except as set forth on Section 6.7(d) of the Seller Disclosure Schedule, Seller has disclosed trade secrets of Seller included in the Intellectual Property only to Persons that have executed written confidentiality agreements governing the use and disclosure of such trade secrets, except to the extent Seller was required to disclose such information in connection with making filings related to any Purchased Assets with Governmental or Regulatory Authorities.
          (e) The Intellectual Property constitutes all patents, patent applications and technology, know-how, information and other intellectual property rights owned or licensed to Seller relating exclusively to the Business, the manufacture of the Compound or the Product or the use or sale of the Product.
          (f) No interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by Seller to any Person, nor has Seller agreed not to assert, or to permit the assertion of, any Intellectual Property against any Person. Seller has not executed or granted to any third party, directly or indirectly, or entered into any agreement for, any license or other right to make, use, offer to sell, sell or import the Compound or a Product or otherwise to conduct the Business.
          (g) None of the Intellectual Property is (nor to Seller’s Knowledge is any of the Intellectual Property likely to become) subject to any outstanding and final order, judgment, decree or stipulation from a Government or Regulatory Authority having jurisdiction over Seller restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any Person.
          (h) No interference, opposition, reissue, reexamination or other Action or Proceeding of any nature is pending or, to Seller’s knowledge, threatened in writing in which the scope, validity or enforceability of any of the Patents within the Intellectual Property is being, has been or could reasonably be expected to be contested or challenged.
          (i) Seller has not made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to Seller’s knowledge, no grounds for any such claims exist. Seller has not received any notice nor does it believe that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to Seller’s Knowledge, the use of the Intellectual Property by Seller is not infringing and has not infringed upon any rights of any other Person.
          (j) To the extent any Intellectual Property or any component thereof was created in whole or in part by or on behalf of Seller, each Person who contributed to the creation of such Intellectual Property has irrevocably assigned to Seller in writing all intellectual property or other ownership rights in such Person’s contribution to such Intellectual Property or component thereof, and such Person has waived all moral rights in such Person’s contribution to such Intellectual Property or component thereof. Seller has provided to Buyer true, correct and complete copies of all such assignments.
     6.8 Litigation. There are no pending Actions or Proceedings and no Person has threatened in writing to commence any Action or Proceeding, (a) that involves the Purchased Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. There are, and there have been, no claims made in writing against Seller alleging any material defects in the Product, the Compound or the Product Materials or alleging any failure of the Product, the Compound or the Product Materials to meet specifications.
     6.9 Permits; No Debarment.
          (a) No license, franchise, permit or other similar authorization (each, a “Permit”) is necessary for the conduct of research using the Purchased Assets. No event has occurred, and Seller has not received any notice in writing from any Governmental or Regulatory Authority or otherwise of that any such Permit is required.
          (b) Seller has not made any Regulatory Filings with respect to the Compound or any Product.
          (c) Seller represents and warrants that Seller is not debarred and has not used in any capacity relating to the Purchased Assets the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992.

     6.10 Product Materials.
          (a) Section 6.10 of the Seller Disclosure Schedule lists (i) the lot numbers associated with the Compound included in the Product Materials and (ii) the locations where all Product Materials are located. Seller will deliver all Product Materials to Buyer within seven (7) Business Days after the Closing. Seller represents and warrants that the Product Materials manufactured by or for Seller that will be provided to Buyer hereunder were at the time of creation collected or manufactured, packaged and stored in compliance with all relevant, applicable Laws, including those governing clinical biopharmaceutical supplies.
          (b) The Product Materials represent all raw materials, Compound and finished goods directly related to the Product that are currently owned and on hand or in the control of Seller at any of its warehouses, blenders, toll manufacturers, suppliers, or other third parties.
     6.11 Product Data. Seller represents and warrants that the Product Data constitutes all of the information, including all manufacturing information in Seller’s tangible possession as of the Closing that was generated and/or used by Seller or any of Seller’s Affiliates exclusively in connection with the development and/or manufacture of the Compound or the Product by Seller or any such Affiliate.
     6.12 Brokers. Seller has not retained any broker in connection with the transactions contemplated hereunder. Buyer has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Seller.
     6.13 Taxes.
          (a) Seller has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed with respect to the Purchased Assets. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing with respect to the Purchased Assets (whether or not shown on any Tax Returns) have been paid or reserved for.
          (b) No deficiencies for Taxes with respect to the Purchased Assets have been claimed, proposed or assessed by any Tax authority or other Governmental Authority. There are no pending or, to the Knowledge of Seller, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes with respect to the Purchased Assets. There are no matters under discussion with any Tax authority, or known to Seller, with respect to Taxes that could result in an additional Liability for Taxes with respect to the Purchased Assets.
          (c) There are no Encumbrances for Taxes on the Purchased Assets (other than for current Taxes not yet due and payable).
          (d) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Purchased Assets.
          (e) No Purchased Assets (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

          (f) No part of the Purchase Price payable hereunder will be considered an amount received from the sale or exchange of a United States real property interest subject to Section 897(a) of the Code.
     6.14 No Other Representations.
     SELLER MAKES NO REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS AGREEMENT AS TO THE COMPOUND, THE PRODUCT, THE PURCHASED ASSETS (INCLUDING, BUT NOT LIMITED TO, THE PRODUCT MATERIALS) OR THE BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as of the date hereof as follows, subject to such exceptions as either (a) are specifically disclosed in the disclosure schedule referencing the appropriate Sections hereof supplied by Buyer to Seller and dated as of the date hereof (the “Buyer Disclosure Schedule”) or (b) as to Sections 7.1, 7.2, 7.4 and 7.5 only, are disclosed in the SEC Reports:
     7.1 Organization, Etc.Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority (a) to conduct its business in the manner in which it is currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used.
     7.2 Authority; Binding Nature of Agreement. Buyer has all necessary power and authority and has taken all actions necessary to enter into this Agreement and the other Transaction Documents and to carry out the transactions and perform the obligations contemplated hereby. Each of this Agreement and the other Transaction Documents has been duly and validly authorized, executed and delivered by Buyer and, when executed and delivered by Seller, will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     7.3 Non-Contravention; Consents. The execution, delivery and performance of this Agreement and each of the other Transaction Documents and the purchase of the Purchased Assets by Buyer do not and will not contravene, conflict with or result in a violation of any (a) Laws to which Buyer or any of the assets owned or used by Buyer is subject, (b) any of the provisions of Buyer’s organizational documents or any resolution adopted by Buyer’s Board of Directors (or any committee thereof) or stockholders or (c) any material agreement or other instrument or arrangement to which Buyer is subject. No consent, order, authorization, approval, declaration or filing, including with or to any Governmental or Regulatory Authority, is required on the part of Buyer for or in connection with the execution, delivery or performance of this Agreement and each of the other Transaction Documents, and the purchase by Buyer of the Purchased Assets.
     7.4 Litigation. There are no pending Actions or Proceedings, and to the Knowledge of Buyer, no Person has threatened to commence any Action or Proceeding, (a) that involves Buyer and that has an

Adverse Effect; or (b) that challenges, or has the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.
     7.5 Brokers. Buyer has not retained any broker in connection with the transactions contemplated hereunder. Seller has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Buyer.
ARTICLE 8
COVENANTS OF THE PARTIES
     8.1 Public Announcements. Neither Seller, Buyer nor any of their respective Affiliates shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, except as may be required by applicable Law upon the advice of counsel and only if the disclosing Party provides the non-disclosing Party with an opportunity to first review the release or other public announcement. Following the Closing, Buyer shall be entitled to make such public announcements as it deems appropriate related to the Product and the Compound; provided, that, without Seller’s prior written consent, no such announcement shall contain any reference to Seller or actions taken with respect to the Product or Compound prior to the Closing Date other than as previously approved by Seller. For clarity, in addition to the provisions of Section 10.1, the foregoing shall not restrict in any way the making of any filing or disclosure by either Party with respect to this Agreement or the transactions contemplated hereby if required by any federal or state securities law or other law upon advice of counsel.
     8.2 Corporate Names.
          (a) Following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or agreements contemplated hereby to any names, trademarks, trade names, trade dress or logos relating to Seller or any of the Affiliates of Seller or any of their products other than those included in the Purchased Assets.
          (b) Following the Closing, Seller shall not have any right to use any names, trademarks, trade names, trade dress or logos included within the Purchased Assets.
     8.3 Regulatory Matters. From and after the Closing, Buyer, at its sole cost and expense, shall be solely responsible and liable for taking all actions, paying all fees and conducting all communication with the appropriate Governmental or Regulatory Authority required by Law in respect of any Regulatory Filing, including preparing and filing all reports (including adverse drug experience reports) with the appropriate Governmental or Regulatory Authority.
     8.4 Adverse Experience Reports. Seller shall promptly submit to Buyer all adverse drug experience information brought to the attention of Seller in respect of the Compound or the Product, as well as any material events and matters concerning or affecting the safety or efficacy of the Compound or the Product, each as they relate to activities of Seller prior to the Closing but which are received or as to which Seller becomes aware following the Closing. After the Closing, Buyer shall have all responsibility for required reporting of adverse experiences for the Compound and the Product, but such reporting shall not limit Seller’s obligation for any actions necessary with respect to Products distributed prior to the Closing based upon the facts and circumstances contained in such adverse drug experience information.

     8.5 Affiliates. Each Party hereto shall cause its respective Affiliates to comply with the terms of this Agreement.
     8.6 Access. Following the Closing and for a period of not less than five (5) years, Seller will maintain and grant Buyer and its legal, accounting and other advisors access, upon reasonable notice and during normal business hours, to any corporate records, Tax records, contracts and other documents of Seller that are related to the Business as are reasonably required for Buyer to complete any required Tax filings with any Governmental or Regulatory Authority.
     8.7 Additional Seller Covenants.
     (a) Section 8.7(a) of the Seller Disclosure Schedule lists all of the patents and patent applications developed in Seller’s nasal delivery technology program which claim formulations consisting of a particular active pharmaceutical ingredient (“API”) or class of APIs together with excipients (the “Nasal Formulation Patents”). In furtherance of its undertaking to amend as promptly as practicable any patent or patent application included in the Non-Assert IP in order to remove all Carbetocin Claims (as such terms are defined below), Seller hereby perpetually covenants, warrants and agrees that it will not (and will cause its Affiliates, successors, and assigns not to) commence or pursue any action or proceeding claiming infringement of a Nasal Formulation Patent based on the manufacture, use, development, sale, offer for sale, import or other commercialization by Purchaser or any of its Affiliates or licensees, successors or assigns of either (A) the Compound or (B) a Product which is a formulation consisting solely of the Compound as the API together with excipients.
          (b) Subject to paragraph (c) of this Section 8.7, Seller hereby covenants, warrants and agrees that, for a period of ten (10) years following the Closing Date:
               (i) it will not (and will cause its Affiliates, successors and assigns not to) pursue the prosecution of any claims in the Non-Assert IP which are specifically directed to the composition of matter of the Compound or the development, manufacture or commercialization of the Compound or the Product (the “Carbetocin Claims”) and will amend as promptly as practicable any patent or patent application included in the Non-Assert IP in order to remove all Carbetocin Claims;
               (ii) it will not (and will cause its Affiliates not to) include, or pursue the prosecution of, any claim in any patent or patent application filed after the date hereof which is a Carbetocin Claim;
               (iii) it will not (and will cause its Affiliates not to) directly or indirectly, individually or as a partner or other owner or participant in any business entity or joint venture, for itself or for the benefit of any unrelated third party, engage in the manufacture, use, development, sale, offer for sale, import or other commercialization of the Compound or the Product; and
     For purposes of this Agreement, “Non-Assert IP” means all patents or applications owned or Controlled by Seller or any of its Affiliates as of the date hereof (other than Patents and Know-How included in the Purchased Assets).
          (c) (i) The prohibitions set forth in paragraph (b) shall not apply to any Affiliate of or successor to Seller which becomes such an Affiliate or successor after the Closing Date as a result of a change of control, merger, acquisition or other similar transaction (such Affiliates or successors, hereinafter collectively, an “Acquiror”) to the extent that (A) the prohibited patent or patent application does not derive from the Non-Assert IP or (B) the prohibited activity by the Acquiror constitutes (1) a continuation of activities that such Acquiror was engaged in prior to the closing of the Acquiror’s acquisition of Seller, (2) an activity engaged in by another Person which is acquired by the Acquiror after the Acquiror’s acquisition of Seller or (3) an activity engaged in by Acquiror without use of or reference to the Non-Assert IP, as evidenced by contemporaneous documentation.
               (ii) If Seller identifies or otherwise becomes aware of a potential business opportunity related to the Compound or the Product, Seller may notify Buyer of such opportunity and, if so notified, Buyer may pursue such opportunity or not, in its sole discretion. For clarity, Seller shall not be permitted to pursue such business opportunity until the prohibitions set forth in paragraph (b) of this Section 8.7 have lapsed; provided, however, that it shall not be a violation of the prohibitions set forth in said paragraph (b) if Seller grants rights to any unrelated third party (on such terms as Seller in its sole discretion may determine) for use of any Seller patent, technology or know how which is not included in the Purchased Assets and which is not specifically directed to the composition of matter of the Compound or the development, manufacture or commercialization of the Compound or the Product.
     8.8 Further Assurances.
          (a) Following the Closing, Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets. In furtherance of the foregoing, Seller agrees that if, after the Closing, Buyer reasonably believes that Seller holds any patents or patent applications which relate exclusively to the Business, Buyer shall provide Seller with notice thereof, together with a written description in reasonable detail of the basis for such belief (the “Follow-On Request”). If Seller has no objection to the Follow-On Request, Seller shall, at its sole expense, as promptly as practicable assign and transfer or cause to be assigned or transferred such patents or patent applications to Buyer. If Seller objects to the Follow-On request, Seller shall promptly provide Buyer with notice thereof, together with a written description in reasonable detail of the reasons why Seller rejects the Follow-On Request, including, if applicable, Seller’s position that Buyer’s belief is not reasonable (the “Rejection Notice”). If the parties cannot resolve their dispute within thirty (30) days from the date of the Rejection Notice, either party may submit the dispute to arbitration in accordance with Section 10.10(b). If the Rejection Notice does not specifically assert that Buyer’s belief is not reasonable, Seller agrees that it will not (and will cause its Affiliates not to) commence any action or proceeding alleging infringement by Buyer of the subject matter of any Follow-On Request unless and until any dispute regarding the Follow-On Request has been resolved by such arbitration.
          (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings that Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings arising after the Closing in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
     8.9 Diligence.
          (a) After the Closing Date, Buyer shall devote commercially reasonable efforts to develop and market at least one (1) Product in the United States; provided that Buyer may determine in its sole discretion to cease the development or commercialization of the Compound or the Product at any time in which case upon request of Seller, the Parties shall use good faith diligent efforts to agree upon reasonable terms pursuant to which Seller can reacquire the Purchased Assets. Buyer shall provide to

Seller written updates as to its progress in such efforts within each calendar year following the Closing Date no later than January 31 of the following calendar year.
          (b) After the Closing Date, Buyer shall devote commercially reasonable efforts to the prosecution and maintenance of the Registered Intellectual Property and to enforce and defend such Registered Intellectual Property.
          (c) If Seller believes that Buyer is not devoting commercially reasonable efforts as set forth in this Section 8.9,, Seller shall so notify Buyer in writing, such notice to include Seller’s specific concerns and recommendations. Within [...***...] days after receipt of such notice from Seller, appropriate individuals from Buyer and Seller shall meet to discuss Seller’s concerns and recommendations in good faith.
     8.10 Tax Matters.
          (a) Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
          (b) Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period, and Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows: the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Upon receipt of any bill for such Taxes relating to the Purchased Assets, Buyer, on one hand, and Seller, on the other hand, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.10(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller shall make any payment for which it is entitled to reimbursement under this Section 8.10(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
          (c) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to the Purchased Assets.

***	Confidential Treatment Requested

          (d) At the Closing, Seller shall deliver to the Buyer such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to Buyer, certifying that the transactions contemplated under this Agreement are exempt from withholding under Section 1445 of the Code.
          (e) Any payments made pursuant to Sections 4.1, 4.2 or 8.10 or Article 9 shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by law.
ARTICLE 9
INDEMNIFICATION
     9.1 Survival of Representations, Warranties, Etc.
     The representations and warranties made by either Party in this Agreement shall survive the Closing and shall expire twenty four (24) months after the Closing Date, provided that the representations and warranties contained in Section 6.13 hereof shall expire sixty (60) days following the expiration of any applicable Tax statute of limitation, and any Liability of either Party with respect to such representations and warranties (other than for Damages attributable to fraud) shall thereupon cease; provided, however, that if, at any time prior to such expiration date, notice of any claim for indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as the case may be, shall have been given prior to the applicable expiration date and such notice describes the circumstances with respect to which such indemnification claim relates, such indemnification claim shall survive until such time as such claim is finally resolved.
     9.2 Indemnification.
          (a) By Seller. Subject to Sections 9.3 and 9.4, from and after the Closing, Seller shall indemnify, reimburse, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses (including interest, penalties and reasonable fees and disbursements of attorneys paid in connection with the investigation, defense or settlement of any of the foregoing) (collectively, the “Damages”) to the extent arising or resulting from:
          (i) any inaccuracy or breach of any representation or warranty of Seller herein;
          (ii) any breach of any covenant or other agreement of Seller or any of its Affiliates herein;
          (iii) the conduct of the Business by Seller or any of its Affiliates prior to the Closing;
          (iv) the failure of Seller or any of its Affiliates to pay, perform or discharge any Excluded Liabilities;
          (v) any and all Liabilities and obligations arising out of or resulting from product liability claims caused by a Product administered, provided or sold by or on behalf of Seller before the Closing; or

          (vi) except as otherwise provided herein, any and all other Liabilities and obligations that arise out of or are related to the Purchased Assets, the Business, the Compound or the Product, attributable to occurrences and circumstances arising before the Closing.
          (b) By Buyer. Subject to Sections 9.3 and 9.4, from and after the Closing, Buyer shall indemnify, reimburse, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent arising or resulting from:
          (i) any inaccuracy or breach of any representation or warranty of Buyer herein;
          (ii) any breach of any covenant or other agreement of Buyer herein;
          (iii) the conduct of the Business by Buyer or any of its Affiliates from and after the Closing;
          (iv) any and all Liabilities and obligations arising out of or resulting from product liability claims caused by a Product administered, provided or sold by or on behalf of Buyer after the Closing; or
          (v) except as otherwise provided herein, any and all other Liabilities and obligations that arise out of or are related to the Purchased Assets, the Business, the Compound or the Product, attributable to occurrences and circumstances arising after the Closing.
          (c) Procedures. The indemnified party (the “Indemnified Party”) shall give the indemnifying party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) (but in no event more than thirty (30) days after discovery) of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 9.2(a) or Section 9.2(b); provided, however, in no event shall the Indemnifying Party be liable for any Damages that result from any delay in providing such notice except to the extent that the rights of the Indemnifying Party are not materially prejudiced by the failure to give notice. Each Indemnification Claim Notice must contain a reasonable description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party (but in no event more than thirty (30) days after discovery) copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by such Party to this Agreement.
          (d) Third Party Claims. The obligations of an Indemnifying Party under this Section 9.2 with respect to Damages arising from claims of any third party that are subject to indemnification as provided for in Section 9.2(a) or Section 9.2(b) (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:
          (i) At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnitee’s claim for indemnification. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such action within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such action. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of and continue to defend a Third Party Claim with counsel reasonably acceptable to the Indemnified Party, except as provided in subsection (ii) below, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Damages incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnitee.
          (ii) Without limiting Section 9.2(d)(i), any Indemnitee shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment of separate legal counsel shall be at the Indemnitee’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 9.2(d)(i) (in which case the Indemnified Party shall control the defense) or (C) if the Indemnified Party and the Indemnifying Party are both named parties to the proceeding and the Indemnified Party has reasonably concluded that there may be one or more legal defenses that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party and the Indemnifying Party shall be liable for all legal expenses incurred by the Indemnified Party in furtherance thereof).
          (iii) With respect to any Damages relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.2(d)(i), the Indemnifying Party shall not have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages unless it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of Damages by an Indemnitee that is reached without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, if an Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), the Indemnitee shall have deemed to have waived all rights to indemnification hereunder by the Indemnifying Party with the respect to such Third Party Claim.

          (iv) If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall reimburse the Indemnified Party for all its reasonable costs and expenses in connection with any of the foregoing.
          (e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     9.3 Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:
          (a) Seller will not be required to indemnify Buyer under Section 9.2(a)(i) except to the extent that the cumulative amount of the Damages under Section 9.2(a)(i) actually incurred by the Buyer Indemnified Parties exceeds [...***...] at which point Seller will be required to pay, and will have Liability for, the cumulative amount of the Damages under Section 9.2(a)(i) actually incurred by the Buyer Indemnified Parties (including the first [...***...]).
          (b) Buyer will not be required to indemnify Seller under Section 9.2(b)(i) except to the extent that the cumulative amount of the Damages under Section 9.2(b)(i) actually incurred by the Seller Indemnified Parties exceeds [...***...] at which point Buyer will be required to pay, and will have Liability for, the cumulative amount of the Damages under Section 9.2(b)(i) actually incurred by the Seller Indemnified Parties (including the first [...***...]).
          (c) In no event shall the aggregate out-of-pocket Liability of Seller for any Damages pursuant to Section 9.2(a)(i) exceed the aggregate Purchase Price received by Seller as of the date such Damages are finally determined. For clarity, Seller shall not be permitted to offset any such amounts due hereunder against the Milestone Payments.
          (d) In no event shall Seller or Buyer have any Liability under Section 9.2(a)(i) or 9.2(b)(i), as the case may be, with respect to claims that are not properly asserted in writing prior to the date that is (i) twenty four (24) months after the Closing Date in the case of claims related to breaches of representations and warranties other than those contained in Section 6.13 hereof, and (ii) sixty (60) days following the expiration of any applicable Tax statute of limitation in the case of claims related to breaches of the representations and warranties contained in Section 6.13 hereof. In addition, there shall be no limitation on Liability with respect to breaches of the representations and warranties contained in Section 6.13 hereof.
          (e) The amount of any Damages under Section 9.2 shall be reduced by the amount of any insurance proceeds actually received by the Indemnified Party relating to such claim.

***	Confidential Treatment Requested

          (f) No Party shall be entitled to indemnification under this Article 9 to the extent Damages result from the gross negligence or intentional misconduct of the Party seeking indemnification.
          (g) Except with respect to claims based on fraud or willful misconduct, after the Closing:
          (i) the right of the Buyer Indemnified Parties to indemnification under this Article 9 shall be the exclusive remedy of the Buyer Indemnified Parties with respect to claims arising or resulting from (A) any inaccuracy or breach of any representation or warranty of Seller or any of its Affiliates in this Agreement; (B) any breach of any covenant or other agreement of Seller or any of its Affiliates in this Agreement; (C) Seller’s or any of its Affiliates’ conduct of the Business prior to the Closing except to the extent the same constitutes Assumed Liabilities which were assigned to Buyer pursuant to this Agreement and the Assignment and Assumption Agreement; or (D) the failure of Seller or any of its Affiliates to pay, perform or discharge any Excluded Liabilities; and
          (ii) the right of the Seller Indemnified Parties to indemnification under this Article 9 shall be the exclusive remedy of the Seller Indemnified Parties with respect to claims arising or resulting from (A) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement; (B) any breach of any covenant or other agreement of Buyer in this Agreement; (C) Buyer’s conduct of the Business from and after the Closing; or (D) the failure of Buyer to pay, perform or disclose any Assumed Liabilities.
     9.4 Consequential Damages.
     NO PARTY TO THIS AGREEMENT SHALL BE LIABLE FOR ANY PUNITIVE OR EXEMPLARY DAMAGES OR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF EITHER PARTY HEREUNDER WITH RESPECT TO DAMAGES RESULTING FROM A THIRD PARTY CLAIM.
ARTICLE 10
MISCELLANEOUS
     10.1 Confidentiality.
          (a) In addition to the restrictions set forth in Section 8.1, each Party agrees that at and after the Closing, it shall not, without the prior written consent of the other Party, (i) disclose to any Person such other Party’s Confidential Information (as defined below), except to those of its employees or representatives who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or (ii) use any of such other Party’s Confidential Information for any reason other than as contemplated by this Agreement. If a Party has been advised by legal counsel that in the opinion of such counsel disclosure of Confidential Information of the other Party is required to be made under applicable Law (including the requirements of a national securities exchange or another similar regulatory body) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the Party required to disclose the Confidential Information shall (to the extent legally permitted) provide the other Party with prompt written notice of such request or demands or other similar process so that such other Party may seek an appropriate protective order or waive the disclosing Party’s compliance with the provisions of this Section 10.1(a). In the absence of a protective order or waiver or other remedy, the Party required to disclose the other Party’s

Confidential Information may disclose only that portion of the Confidential Information which its legal counsel advises that it is legally required to disclose, provided that it exercises good faith, diligent efforts to preserve the confidentiality of such other party’s Confidential Information, including by cooperating with such other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
          (b) The term “Confidential Information” as used in this Section 10.1 means (i) as to Buyer, all confidential information relating to Buyer’s business, the Business, and the Purchased Assets and the Assumed Liabilities, and (ii) as to Seller, all confidential information relating to the business and operations of Seller, including the Excluded Assets and the Excluded Liabilities or other obligations, or other than the Assumed Liabilities, but not including the Business or Purchased Assets, in each of (i) and (ii) whether disclosed prior to or after the date hereof. The term “Confidential Information” does not include information which (A) becomes generally available to the public other than as a result of disclosure by the disclosing Party, (B) becomes available to the non-disclosing Party on a non-confidential basis from a source other than the disclosing Party provided that such source is not bound by a confidentiality agreement with the non-disclosing Party, or (C) was previously known by the non-disclosing Party as evidenced by the non-disclosing Party’s written records.
     10.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

If to Buyer to:	Cypress Biosciences, Inc. 4350 Executive Drive, Suite 325 San Diego, California 92121 Attention: Dr. Jay D. Kranzler With a copy to: Legal Department Facsimile: +1 (858) 452-1222

With a copy to (which shall not constitute notice):

Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 Attention: Faye H. Russell, Esq. Facsimile: +1 (858) 523-5450

If to Seller to:	Marina Biotech, Inc. 3830 Monte Villa Parkway Bothell, WA 98021 Attention: Chief Financial Officer Facsimile: +1(425) 908-3653

With a copy to (which shall not constitute notice):

Pryor Cashman LLP 7 Times Square New York, NY 10036 Attention: Lawrence Remmel, Esq. Facsimile: +1(212) 798-6365

     All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.2, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section 10.2, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by overnight courier to the address as provided in this Section 10.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 10.2). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto in accordance with the terms of this Section 10.2.
     10.3 Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) supersedes all prior discussions and agreements among the Parties with respect to the subject matter hereof and contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.
     10.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
     10.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party hereto.
     10.6 Third Party Beneficiaries. Except as provided in Article 9, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
     10.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld) and any attempt to do so will be void; provided however, such prior written consent will not be required with respect to an assignment by either Party (a) to an Affiliate of such Party so long as such Party remains bound by the terms hereof, or (b) in connection with a merger, sale or transfer involving all or substantially all of the assets of such Party; provided further¸ such prior written consent will not be required with respect to an assignment by Cypress in connection with a merger, sale or transfer involving all or substantially all of the assets related to the Business. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.
     10.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     10.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.
     10.10 Governing Law; Dispute Resolution.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws that would require the application of any other law).
          (b) Except with respect to any claim seeking injunctive relief hereunder, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the parties hereunder, the parties will try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, any party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within [...***...] after such notice, the Chief Executive Officer (or his or her designee) of Buyer will meet with the Chief Executive Officer (or his or her designee) of Seller, for attempted resolution by good faith negotiations. If such Persons are unable to resolve promptly such disputed matter, such dispute shall be finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then in force, by one (1) arbitrator appointed in accordance with said rules, provided that the appointed arbitrator shall have appropriate experience in the biopharmaceutical industry. The place of arbitration shall be [...***...]. The award rendered shall be final and binding upon all parties participating in such arbitration. The judgment rendered by the arbitrator may, at the arbitrator’s discretion, include costs of arbitration, reasonable attorneys’ fees and reasonable costs for any expert and other witnesses. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. The parties agree to use their good faith efforts to resolve the dispute within [...***...] of receipt of the original notice of dispute. Notwithstanding the foregoing, any disputes regarding the scope, validity, enforceability or inventorship of any patents or patent applications shall be submitted for final resolution by a court of competent jurisdiction.
     10.11 Expenses. Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.
     10.12 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or pdf file contained in an email, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     10.13 Schedules, Exhibits and Other Agreements. The Exhibits, Schedules, other agreements, certificates and notices specifically referred to herein, and delivered pursuant hereto, are an integral part of this Agreement. Any disclosure that is made in any of the Schedules or certificates delivered pursuant to this Agreement shall be deemed responsive to any other applicable disclosure obligation hereunder where it is reasonably apparent that such disclosure is responsive to such other applicable disclosure obligation.
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***	Confidential Treatment Requested

          IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

CYPRESS BIOSCIENCE, INC.

By:	/s/ Jay Kranzler
Name:	Jay D. Kranzler, M.D., Ph.D.
Title:	Chief Executive Officer

MARINA BIOTECH, INC.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President & CEO
[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A
DEFINITIONS
     “AAA” has the meaning set forth in Section 10.10(b).
     “Acquiror” has the meaning set forth in Section 8.7(c)(i).
     “Action or Proceeding” means any action, suit, proceeding, arbitration, Order, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.
     “Adverse Effect” means an effect or condition that individually or in the aggregate is materially adverse to the ability to take possession of, own or use the Purchased Assets.
     “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be regarded as in control of another Person if it owns or controls, directly or indirectly, (i) in the case of corporate entities at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities in the subject entity entitled to vote in the election of directors and, (ii) in the case of an entity that is not a corporation, at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the equity securities or other ownership interests with the power to direct the management and policies of such subject entity or entitled to elect the corresponding management authority, or such other relationship as, in fact, constitutes actual control.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Allocation” has the meaning set forth in Section 4.5(a).
     “API” has the meaning set forth in Section 8.7(a).
     “Assets and Properties” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, regulatory approvals, equipment, inventory, goods and intellectual property.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 5.2(a)(iv).
     “Assumed Contract” means the Contracts or portions of the Contracts identified in Section 6.6 of the Seller Disclosure Schedule.
     “Assumed Liabilities” means any and all Liabilities and obligations of Seller or any of its Affiliates under the Assumed Contracts to be incurred after the Closing or arising from the Buyer’s performance under the Assumed Contracts after the Closing but not including such Liabilities incurred, paid, performed or otherwise arose on or prior to the Closing or Liabilities arising out of any breach or default by Seller or any of its Affiliates under the Assumed Contracts on or prior to the Closing.
     “Bill of Sale” has the meaning set forth in Section 5.2(a)(v).

     “Books and Records” means all files, documents, instruments, papers, books and records (other than Marketing Materials) owned by Seller or any of its Affiliates relating exclusively to the Business or to the research, clinical development, use or manufacture of the Compound or the Product, including any vendor lists, financial data, written and pending orders and all documentation relating to the Intellectual Property.
     “Business” means the activities of research, development and manufacturing conducted by or on behalf of Seller related exclusively to the Compound or the Product in the Territory.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.
     “Buyer” has the meaning set forth in the Preamble to this Agreement.
     “Buyer Disclosure Schedule” has the meaning set forth in Article 7 hereof.
     “Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).
     “Carbetocin Claims” has the meaning set forth in Section 8.7(b)(i).
     “Closing” has the meaning set forth in Section 5.1.
     “Closing Date” means the date that the Closing actually occurs as provided in Section 5.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Compound” means carbetocin, including any salts, esters, solvates, polymorphs or other non-covalent derivatives thereto.
     “Confidential Information” has the meaning set forth in Section 10.1(b).
     “Contract” means any and all commitments, contracts, purchase orders, leases, or other agreements, whether written or oral related to the Compound or the Product.
     “Damages” has the meaning set forth in Section 9.2(a).
     “Encumbrance” means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance, restriction, limitation or third party right of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.
     “Excluded Assets” means all Assets and Properties of Seller and its Affiliates (including Seller’s rights under this Agreement) except the Purchased Assets.
     “Excluded Liabilities” means (i) any and all Liabilities in respect of any Excluded Assets, including (a) the outstanding amount of all principal, interest, fees and expenses in respect of borrowed money, capital leases, installment purchases and other indebtedness of Seller, (b) any Liability of Seller, or otherwise imposed on the Purchased Assets, in respect of any Tax, including (i) any Liability of Seller for the Taxes of any other Person under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (ii) any Transaction Taxes, but excluding any Transaction Taxes or Property Taxes to the extent that they are specifically allocated to Buyer pursuant to Section 4.4 or 8.10(b), (c) any environmental Liabilities of Seller, (d) any Liabilities to directors, officers or employees of Seller or in respect of Seller employee benefit, profit sharing or health care plans, (e) any Liabilities of Seller with respect to any Action or Proceeding pending or threatened against Seller, (f) any Liabilities of any Person other than Seller and (g) any Liabilities of Seller (including expenses to be borne by Seller) under this Agreement or any of the other agreements, instruments and certificates executed in connection herewith, (ii) any Liabilities of Seller or any of its Affiliates which arise out of or are related to the Purchased Assets, the Business or the Product attributable to occurrences and circumstances arising on or prior to the Closing, and (iii) any Liabilities of Seller arising from or relating to any action taken by Seller, or any failure on the part of Seller to take any action, at any time after the Closing Date.
     “FDA” means the U.S. Food and Drug Administration.
     “First Commercial Sale” means the first sale of a Product by Buyer, its Affiliates, or its licensees to a Third Party in a given regulatory jurisdiction within the Territory after receipt of regulatory approval (including pricing and reimbursement approvals, if necessary to begin marketing) for such Product has been obtained in such jurisdiction.
     “Fifth Milestone” has the meaning set forth in Section 4.1.
     “First Milestone” has the meaning set forth in Section 4.1.
     “Follow-On Request” has the meaning set forth in Section 8.8(a).
     “Fourth Milestone” has the meaning set forth in Section 4.1.
     “Generic Product” means , with respect to a Product in the Territory, another pharmaceutical product that is: (a) a Product; (b) is bioequivalent to such Product with respect to pharmacokinetic properties; and (c) is either (i) approved for use in the Territory by the Governmental or Regulatory Authority, or (ii) launched by a Third Party in the Territory pursuant to Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984, as amended, or any successor regulations (or its comparable regulation in a jurisdiction within the Territory).
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, or any supra-national organization, state, county, city or other political subdivision thereof.
     “Indemnification Claim Notice” has the meaning set forth in Section 9.2(c).
     “Indemnified Party” has the meaning set forth in Section 9.2(c).
     “Indemnifying Party” has the meaning set forth in Section 9.2(c).
     “Indemnitee” and “Indemnitees” have the respective meanings set forth in Section 9.2(c).
     “Independent Accountant” has the meaning set forth in Section 4.2(g).
     “Intellectual Property” means any and all of the following intellectual property rights owned by or licensed to Seller and used by Seller exclusively in connection with the conduct of the Business or the research, development, manufacture or commercialization of the Compound or a Product: all (i) Patents; (ii) Know-how; (iii) copyrights, copyright registrations, applications therefor and renewal rights therefor; and (iv) software, data, covenants not to assert and trade secrets, and in each case all documentation associated therewith; including those items identified in Section 6.7(a) of the Seller Disclosure Schedule. For clarity, Intellectual Property shall not include any patents, applications, discoveries, know-how or technical information owned or controlled by Seller which relate to RNA interference.
     “Intellectual Property Assignment Agreement” has the meaning set forth in Section 5.2(a)(iii).
     “Know-How” means the following information owned by or licensed to Seller: all tangible and intangible know-how, trade secrets and inventions (whether or not patentable), and all engineering, production and other designs, drawing, specifications, formulas, technology, software, data, analytic reference materials and methods and all confidential or proprietary chemical substances, assays and information, in all cases that is identifiable and used exclusively in connection with the use or manufacture of a Product.
     “Knowledge” means such knowledge which a reasonable person should have obtained after reasonable inquiry.
     “Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority.
     “Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due).
     “Nasal Formulation Patents” has the meaning set forth in Section 8.7(a).
     “Net Sales” means, with respect to a particular time period, the total amounts invoiced during such time period by Buyer and its Affiliates or licensees for sales of Products to unrelated Third Parties in the Territory, less the following deductions to the extent actually allowed or incurred with respect to such sales:
     (a) trade discounts, credits or allowances including cash and quantity discounts provided by means of chargebacks, rebates and administrative fees charged by customers or health care organizations determined based upon sales;
     (b) credits or allowances (other than those specified in clause (a)), granted for damaged, outdated, spoiled, returned or rejected Products, including in connection with recalls;
     (c) freight, shipping and insurance charges, to the extent included in the invoiced amount and identified in the applicable invoice;
     (d) taxes, tariffs, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of the Products in the Territory, as adjusted by any refunds, provided that such Taxes, tariffs, duties and other governmental charges are included in the applicable invoiced amount and identified in the applicable invoice; and
     (e) rebates, discounts or other payments to Third Parties on sales of Products to such Third Parties that are mandated by a Governmental or Regulatory Authority.
     Notwithstanding the foregoing, amounts invoiced by Buyer and its Affiliates or licensees for the sale of Products between Buyer and its Affiliates or licensees for resale to Third Parties shall not be included in the computation of Net Sales hereunder. For purposes of determining Net Sales, a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.
     Each of the deductions set forth above shall be in accordance with United States Generally Accepted Accounting Principles.
     For the purpose of determining royalties due to Seller, Buyer shall calculate Net Sales of Combination Products (as defined below) by multiplying Net Sales of such Combination Product by a fraction A/A+B, where A is the sale price of the Product portion of such Combination Product when sold separately and B is the sale price of the other active ingredient(s) in such Combination Product when sold separately; provided, however, that if the Product portion of such Combination Product or any of the other active ingredients in such Combination Product is not then sold separately, then Buyer shall calculate Net Sales of such Combination Products by the fraction C/C+D, where C is a reasonable estimate of the fair market value of the Product portion of such Combination Product, D is a reasonable estimate of the fair market value of the other active ingredients in such Combination Product, and the estimates of C and D are determined by mutual agreement of the Parties. As used in this Agreement, “Combination Product” means a product in which one or more active ingredients that are not Products are sold in a single formulation with a Product.
     “NDA” means a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314.
     “NDA Filing” means the receipt of a written acceptance for filing of an NDA for a Product by the FDA.
     “Non-Assert IP” has the meaning set forth in Section 8.7(b).
     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
     “Parties” means Buyer and Seller.
     “Party” means each of Buyer and Seller.
     “Patents” means (a) any patents, patent applications, provisional patent applications and similar instruments identified in Section 6.7(a) of the Seller Disclosure Schedule; and (b) to the extent related thereto or derived therefrom, any and all substitutions, reissues, renewals, extensions, utility models, reexaminations, patents of addition, supplementary protection certificates, inventors’ certificates, pediatric data package exclusivity extensions, requests for continued examinations, designs, divisions, re-filings, continuations and continuations-in-part thereof, or the like and any foreign equivalents thereof (including certificates of invention and any applications therefor) and all documentation associated therewith.
     “Permits” has the meaning set forth in Section 6.9(a).
     “Permitted Encumbrance” means (a) Encumbrances for Taxes or assessments which are not delinquent or which are being contested in good faith by appropriate proceedings or (b) statutory mechanics’, carriers’, workmen’s, landlords’ or other similar liens arising or incurred in the ordinary course of business which are not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings.

     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
     “Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) with respect to any Straddle Period, the portion of such period beginning after the Closing Date.
     “Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.
     [...***...]
     “Product” means any pharmaceutical composition or preparation, in any dosage strength or size, containing Compound as an active pharmaceutical ingredient.
     “Product Data” means all toxicology, pre-clinical, clinical, regulatory and manufacturing information and data and technology, and all submissions and correspondence with or to any Governmental or Regulatory Authority in the Territory related exclusively to the Compound or a Product, including the manufacturing, packaging and release of a Product, e.g., all validation data and documentation supporting the process of manufacturing the Compound or a Product, in any form whatsoever including notebooks, but only to the extent the foregoing may be in Seller’s possession or control.
     “Product Materials” means (a) all inventory of expired Compound owned or controlled by Seller as of the Closing and (b) all blood samples owned or controlled by Seller as of the Closing derived from research studies of the Compound or the Product.
     “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
     “Purchase Price” has the meaning set forth in Section 4.1(g).
     “Purchased Assets” means, subject to Section 2.3: (i) the Intellectual Property (including the Registered Intellectual Property); (ii) the Assumed Contracts; (iii) the Books and Records; (iv) the Product Data; (v) the Product Materials; (vi) all other assets used by Seller exclusively in the research or clinical development of the Compound or the Product (other than Excluded Assets); and (vii) all other assets owned or controlled by Seller and used exclusively for the research, development, manufacture or commercialization of the Compound or the Product.
     “Registered Intellectual Property” means all of the Patents identified in Section 6.7(a) of the Seller Disclosure Schedule.
     “Regulatory Filings” means the investigational and new drug applications, and drug submissions, licenses and marketing authorizations (and the equivalent foreign registrations and approvals) for the Compound or the Product in the Territory (including marketing approvals, pricing or reimbursement approvals, manufacturing approvals, technical, medical, and scientific licenses, and clinical and non-clinical study authorization applications or notifications), and all, amendments, supplements, supporting files, data, studies, and reports relating thereto (in hard and electronic form) and all technical and other information contained therein.

***	Confidential Treatment Requested

     “Rejection Notice” has the meaning set forth in Section 8.8(a).
     “Royalties” has the meaning set forth in Section 4.2(a).
     “Royalty Term” has the meaning set forth in Section 4.2(b).
     “SEC Reports” means (i) Buyers’ Annual Report on Form 10-K for the year ended December 31, 2009 (the “10-K”); (ii) Buyer’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010; (iii) Buyer’s Current Reports on Form 8-K filed subsequent to the filing of the 10-K; (iv) Buyer’s definitive proxy statement for the 2010 annual meeting of stockholders, as amended; and (v) such other reports, schedules and documents filed subsequent to the filing of the 10-K by Buyer or its stockholders and available on the web site of the Securities and Exchange Commission (www.sec.gov).
     “Second Milestone” has the meaning set forth in Section 4.1.
     “Seller” has the meaning set forth in the Preamble to this Agreement.
     “Seller Disclosure Schedule” has the meaning set forth in the preamble to Article 6 of this Agreement.
     “Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).
     “Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.
     “Tax” means all of the following tax in connection with the operations of the Business or the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by a governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign); (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.
     “Tax Return” shall mean any return, declaration, report, claim for refund, or information returned or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Territory” means the entire world.
     “Third Milestone” has the meaning set forth in Section 4.1.
     “Third Party” means any Person other than a Party or its Affiliates.
     “Third Party Claim” has the meaning set forth in Section 9.2(d).
     “Third Party Interference Costs” has the meaning set forth in Section 4.2(c)(ii).
     “Third Party Payment” has the meaning set forth in Section 4.2(c)(i).

     “Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale and the Intellectual Property Assignment Agreement.
     “Transaction Taxes” has the meaning set forth in Section 4.3.
     “Valid Claim” means, with respect to any country, a claim of an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Intellectual Property to the extent such claim has not been (i) held invalid or unenforceable by a non-appealed or un-appealable decision of a court or government agency or other appropriate body of competent jurisdiction and has not been admitted invalid through disclaimer or dedication to the public, and (ii) has not expired, been determined to be unenforceable, been cancelled, withdrawn, abandoned.

Exhibit B
FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
[OMITTED]

Exhibit C
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
[OMITTED]

Exhibit D
FORM OF BILL OF SALE
[OMITTED]